August 8, 2007                                                                                                      FOR IMMEDIATE RELEASE
Contact: Roland E. Breunig, CFO
(608-757-6000)

PRESS RELEASE

Seneca Foods Corporation reported net sales of $189,442,000 for the quarter ended June 30, 2007, versus $148,341,000 for the comparable period last year.  The current year’s net earnings increased 47.4% to $5,394,000 or $0.44 per diluted share, compared with $3,659,000 or $0.33 per diluted share, last year.
The operating results for the quarter ended June 30, 2007 include activity related to the Signature Fruit Company, LLC acquisition completed in August, 2006.  This activity resulted in net sales of approximately $39,000,000.
Seneca Foods Corporation is primarily a fruit and vegetable processing company with manufacturing facilities located throughout the United States.  Its products are sold under the Libby’s®, Aunt Nellie’s Farm Kitchen®, Stokely’s®, READ®, and Seneca® labels as well as through the private label and industrial markets.  In addition, under an alliance with General Mills Operations, Inc., a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, Inc. under the Green Giant® label.  Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”.

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings

For the Quarters Ended June 30, 2007 and July 1, 2006
(In thousands of dollars, except share data)

	Quarter
	2007	2006

Net sales	$189,442	$148,341

Plant restructuring expense (note 2)	$(86)	$-

Other operating income, net (notes 3 and 4)	$173	$688

Operating income	$12,506	$9,568
Interest expense (net)	4,024	3,628
Earnings before income taxes	$8,482	$5,940

Income taxes	3,088	2,281

Net earnings	$5,394	$3,659

Earnings applicable to common stock (note 5)	$3,359	$2,244

Basic earnings per share	$0.44	$0.33

Diluted earnings per share	$0.44	$0.33

Weighted average shares outstanding basic	7,575,856	6,835,414

Weighted average shares outstanding diluted	7,643,246	6,902,804

Note 1: Prior results exclude the Signature Fruit Company, LLC operations since the date of acquisition was August, 2006.
Note 2: Plant restructuring expense of $86,000 is an adjustment to last year's provision for future lease payments.
Note 3: Other operating income in the current quarter of $173,000 principally represents a gain on the sale of unused fixed assets.
Note 4: Other operating income in the prior year quarter of $688,000 represents a gain on the sale of two previously closed facilities.
Note 5: The Company uses the "two-class" method for basic earnings per share by dividing the earnings allocated to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for the each period presented. Average common and participating shares totaled 12,150,943 for the quarter ended June 30, 2007.

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